Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON ANNOUNCES THE RETIREMENT OF

WADE CABLE, PRESIDENT AND COO

NEWPORT BEACH, CA---February 9, 2007---General William Lyon, Chairman and CEO of William Lyon Homes, today announced that Wade Cable, President and COO of the Company since 1999, will retire March 1, 2007. Cable joined Fredricks Development Corporation, a Pacific Lighting Real Estate Company in 1974. In 1984, when Pacific Lighting acquired the Presley Companies, Cable became President and Chief Executive Officer. General Lyon acquired the Presley Companies and all of its real estate subsidiaries from Pacific Lighting in 1987. In 1999, The Presley Companies and William Lyon Homes were combined at which time Cable became President and Chief Operating Officer of the combined Companies.

General Lyon commented, “Wade and I have had a strong relationship for more than two decades. Together we saw Presley through some very difficult times in the 1990’s and his leadership has been key to the success William Lyon Homes has enjoyed these last seven years. I am pleased that Wade has agreed to remain a member of the Board of Directors of William Lyon Homes.”

Wade Cable observed, “It has been an honor to have been involved in the homebuilding industry for the past 33 years. I would like to thank all of the great people I have had the pleasure of working with over these years. Most especially I would like to thank General Lyon for his friendship and the opportunities he has provided to me and my family over the past 20 years.”

In addition, William Lyon announced that Doug Bauer will be promoted to President and COO of William Lyon Homes upon Cable’s retirement. Bauer has worked for the Company for 18 years and currently holds the position of Executive Vice President. His previous positions with the Company include President of the Northern California Region and CFO for William Lyon Homes.

William Lyon further announced that upon Bauer’s promotion Bill H. Lyon will assume the role of Executive Vice President in addition to his current position as Chief Administrative Officer. Lyon, son of founder William Lyon, has been with the Company for over 9 years and has held various positions within the organization during that time.

William Lyon Homes is primarily engaged in the design, construction and sales of single-family detached and attached homes in California, Arizona and Nevada and as of January 1, 2007 had 53 sales locations. The Company’s corporate headquarters are located in Newport Beach, California.

For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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